Exhibit 99.1

NEWS RELEASE

Ingredion Incorporated
5 Westbrook Corporate Center	CONTACTS:
Westchester, IL 60154	Investors: Jason Payant, 708-551-2584
Media: Becca Hary, 708-551-2602

Ingredion Incorporated Reports Strong Growth in Second Quarter 2022

•	Second quarter 2022 reported and adjusted EPS* were both $2.12, compared to second quarter 2021 reported and adjusted EPS of $2.62 and $2.05, respectively

•	Year-to-date 2022 reported and adjusted EPS were $4.04 and $4.06, respectively, compared to $(1.01) and $3.90 in the year-ago period, respectively

•	The Company expects full year 2022 adjusted earnings per share to be in the range of $6.90-$7.45

WESTCHESTER, Ill., August 9, 2022 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to the food and beverage manufacturing industry, today reported results for the second quarter of 2022. The results, reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for 2022 and 2021, include items that are excluded from the non-GAAP financial measures that the Company presents.

“Our teams delivered our strongest quarter since 2017,” said Jim Zallie, Ingredion’s president and chief executive officer. “Net sales growth of 16% reflected robust customer demand, which drove comparable volume growth; this, along with active price mix management, enabled us to fully offset higher input costs. As a result, our adjusted operating income was up over last year’s strong performance and was higher than our expectations.”

“Specialty ingredients continued their momentum underpinned by solid execution against our Driving Growth Roadmap. Notably, across all four of our regions, solid double-digit net sales increases exceeded our four-year specialties growth outlook,” Zallie continued. “In response to continued strong demand for clean label texturizing starches, we accelerated the commissioning of new capacity at our Indianapolis facility. In addition, our Sugar Reduction and Specialty Sweetener platform had another excellent quarter, growing net sales by more than 20%, led by a double-digit top line increase of PureCircle’s stevia franchise.”

“Also contributing to second quarter performance, core ingredients delivered net sales growth in the mid-teens. Our volume growth resulted from strong customer demand in categories such as brewery and confectionary. In addition, enhanced contract terms have enabled us to more quickly address changing input costs in our largest markets. Higher net sales growth was led by South America and Mexico as we continued to shift our focus to fast-growing categories in these territories.”

INGREDION REPORTS SECOND QUARTER 2022 RESULTS – Page 2

“Overall, I am extremely proud of how our global teams continue to perform in this inflationary environment. While the business landscape remains challenging, our positive results in the first half of this year position us well to deliver a strong second half as we continue to execute against each of our four strategic growth pillars,” Zallie concluded.

*Adjusted diluted earnings per share (“adjusted EPS”), adjusted operating income, adjusted effective income tax rate and adjusted diluted weighted average common shares outstanding are non-GAAP financial measures. See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this news release for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures.

Diluted Earnings Per Share (EPS)

	2Q21	2Q22	YTD21	YTD22
Reported EPS	$2.62	$2.12	$(1.01)	$4.04
Impairment/Restructuring costs	0.03	0.01	0.15	0.03
Acquisition/Integration costs	0.02	-	0.02	0.01
Impairment***	-	-	5.35	-
Tax items and other matters	(0.62)	(0.01)	(0.58)	(0.02)
Diluted share impact	-	-	(0.03)	-
Adjusted EPS**	$2.05	$2.12	$3.90	$4.06

Estimated factors affecting changes in Reported and Adjusted EPS

	2Q22	YTD22
Total items affecting EPS**	0.07	0.16
Total operating items	0.07	0.22
Margin	0.24	0.44
Volume	(0.11)	(0.13)
Foreign exchange	(0.07)	(0.11)
Other income	0.01	0.02
Total non-operating items	0.00	(0.06)
Other non-operating income	(0.01)	(0.01)
Financing costs	0.02	(0.03)
Shares outstanding	0.02	-
Non-controlling interests	-	0.01
Tax rate	(0.03)	(0.03)

**Totals may not foot due to rounding; ***Related to the Argentina joint venture announcement, reported results reflect a $360 million assets held for sale impairment charge, including $311 million of cumulative translation losses.

Financial Highlights

•	At June 30, 2022, total debt and cash including short-term investments were $2.4 billion and $322 million, respectively, versus $2.0 billion and $332 million, respectively, at December 31, 2021.

•	Net financing costs for the second quarter were $17 million versus $19 million in the year-ago period.

•	Reported and adjusted effective tax rates for the second quarter were 26.0 percent and 26.8 percent, respectively, compared to 11.7 percent and 25.7 percent, respectively, in the year-ago period. The increase in reported tax rate resulted primarily from the reversal of an accrual for unremitted earnings from foreign subsidiaries during the second quarter of 2021.

•	Year-to-date net capital expenditures were $137 million, up $35 million from the year-ago period.

INGREDION REPORTS SECOND QUARTER 2022 RESULTS – Page 3

Business Review

Total Ingredion

Net Sales

$ in millions	2021	FX Impact	Volume	Price/mix	2022	Change	Change excl. FX
Second Quarter	1,762	(41)	(5)	328	2,044	16%	18%
Year-to-Date	3,376	(66)	14	612	3,936	17%	19%

Reported Operating Income

$ in millions	2021	FX Impact	Business Drivers	Acquisition / Integration	Restructuring / Impairment	Other	2022	Change	Change excl. FX
Second Quarter	222	(7)	14	(3)	2	(15)	213	-4%	-1%
Year-to-Date	52	(11)	30	(3)	10	345	423	713%	735%

Adjusted Operating Income

$ in millions	2021	FX Impact	Business Drivers	2022	Change	Change excl. FX
Second Quarter	208	(7)	14	215	3%	7%
Year-to-Date	409	(11)	30	428	5%	7%

Net Sales

•	Second quarter and year-to-date net sales were up from the year-ago period. The increase was driven by strong price mix, including the pass through of higher corn and input costs. Excluding foreign exchange impacts, net sales were up 18 percent and 19 percent, respectively, for the quarter and year-to-date.

Operating income

•	Second quarter reported and adjusted operating income were $213 million and $215 million, respectively, a decrease of 4 percent and an increase of 3 percent, respectively, from the same period last year. The decrease in reported operating income was driven by a favorable court decision related to Brazil indirect taxes in the prior year. The increase in adjusted operating income was driven by strong price mix that more than offset higher corn and input costs. Excluding foreign exchange impacts, reported and adjusted operating income were down 1 percent and up 7 percent, respectively, from the same period last year.

•	Year-to-date reported and adjusted operating income were $423 million and $428 million, respectively, an increase of 713 percent and 5 percent, respectively, from the year-ago period. The increase in reported operating income was attributable to the held for sale impairment charge in the prior year related to the Argentina joint venture. The increase in adjusted operating income was driven by strong price mix that more than offset higher corn and input costs. Excluding foreign exchange impacts, reported and adjusted operating income were up 735 percent and 7 percent, respectively, from the same period last year.

INGREDION REPORTS SECOND QUARTER 2022 RESULTS – Page 4

•	Second quarter and year-to-date reported operating income were lower than adjusted operating income by $2 million and $5 million, respectively, due primarily to restructuring costs.

North America

Net Sales

$ in millions	2021	FX Impact	Volume	Price mix	2022	Change	Change excl. FX
Second Quarter	1,068	(4)	11	209	1,284	20%	21%
Year-to-Date	2,013	(4)	52	397	2,458	22%	22%

Segment Operating Income

$ in millions	2021	FX Impact	Business Drivers	2022	Change	Change excl. FX
Second Quarter	149	(1)	13	161	8%	9%
Year-to-Date	283	(1)	35	317	12%	12%

•	Second quarter operating income was $161 million, an increase of $12 million from the year-ago period, and year-to-date operating income was $317 million, an increase of $34 million from the year-ago period. For both the quarter and year-to-date, the increase was driven by favorable price mix and higher volumes that more than offset higher corn and input costs.

South America

Net Sales

$ in millions	2021	FX Impact	Volume	Excluding Argentina JV Volume	Price mix	2022	Change	Change excl. FX
Second Quarter	268	7	30	(62)	47	290	8%	6%
Year-to-Date	541	7	23	(128)	99	542	0%	-1%

Segment Operating Income

$ in millions	2021	FX Impact	Business Drivers	2022	Change	Change excl. FX
Second Quarter	33	1	5	39	18%	15%
Year-to-Date	73	2	2	77	5%	3%

•	Second quarter operating income was $39 million, an increase of $6 million from the year-ago period, and year-to-date operating income was $77 million, an increase of $4 million from the year-ago period. For both the quarter and year-to-date, the increases were driven by favorable price mix which more than offset higher corn and input costs. Excluding foreign exchange impacts, segment operating income was up 15 percent and 3 percent, respectively, for the second quarter and year-to-date.

INGREDION REPORTS SECOND QUARTER 2022 RESULTS – Page 5

Asia-Pacific

Net Sales

$ in millions	2021	FX Impact	Volume	Price mix	2022	Change	Change excl. FX
Second Quarter	248	(19)	9	37	275	11%	19%
Year-to-Date	483	(31)	42	53	547	13%	20%

Segment Operating Income

$ in millions	2021	FX Impact	Business Drivers	2022	Change	Change excl. FX
Second Quarter	24	(2)	(1)	21	-13%	-4%
Year-to-Date	49	(4)	(2)	43	-12%	-4%

•	Second quarter operating income was $21 million, down $3 million from the year-ago period, and year-to-date operating income was $43 million, a decrease of $6 million from the year-ago period. For both the second quarter and year-to-date, the decreases were driven by higher corn and input costs in Korea, COVID-19 disruptions in China, and foreign currency headwinds. Excluding foreign exchange impacts, segment operating income was down 4 percent for both the quarter and year-to-date.

Europe, Middle East, and Africa (EMEA)

Net Sales

$ in millions	2021	FX Impact	Volume	Price mix	2022	Change	Change excl. FX
Second Quarter	178	(25)	7	35	195	10%	24%
Year-to-Date	339	(38)	25	63	389	15%	26%

Segment Operating Income

$ in millions	2021	FX Impact	Business Drivers	2022	Change	Change excl. FX
Second Quarter	32	(5)	2	29	-9%	6%
Year-to-Date	63	(8)	5	60	-5%	8%

•	Second quarter operating income was $29 million, down $3 million from the year-ago period, and year-to-date operating income was $60 million, down $3 million from a year ago. For both the second quarter and year-to-date, favorability in Europe was more than offset by unfavorable Pakistan results and foreign exchange headwinds across the region. Excluding foreign exchange impacts, second quarter and year-to-date segment operating income was up 6% and 8%, respectively.

INGREDION REPORTS SECOND QUARTER 2022 RESULTS – Page 6

Dividends and Share Repurchases

For the first half of 2022, the Company has paid total dividends of $90 million, and in the second quarter declared a quarterly dividend of $0.65 per share payable in the third quarter. During the quarter, the Company repurchased $44 million of outstanding shares of common stock, bringing Ingredion’s total share repurchases for first half 2022 to $83 million. Ingredion considers return of value to shareholders through cash dividends and share repurchases as part of its capital allocation strategy to support total shareholder return.

2022 Full-Year Outlook

For the third quarter 2022, the Company expects net sales growth to be in the high teens and operating income growth to be in the high single-digits, when both are compared to third quarter 2021.

The Company expects full-year 2022 reported EPS to be in the range of $6.95 to $7.35, and adjusted EPS to be in the range of $6.90 to $7.45, compared to adjusted EPS of $6.67 in 2021. This expectation excludes acquisition-related integration and restructuring costs, as well as any potential impairment costs.

Compared to last year, the 2022 full-year outlook assumes the following: North America operating income is expected to be up low to mid-double digits, driven by favorable price mix more than offsetting higher corn and input costs; South America operating income is expected to be up low double-digits, driven by favorable price mix; Asia-Pacific operating income is expected to be flat compared to the prior year, driven by higher corn costs in Korea related to the Ukraine conflict and the impact of COVID-19 lockdowns in China, offsetting PureCircle growth; and EMEA operating income is expected to be flat to down low single-digits, driven by higher input costs and negative foreign exchange impacts. Corporate costs are expected to be up mid-single digits.

The Company expects full-year 2022 adjusted operating income to be up low-double digits.

For full-year 2022, the Company expects a reported effective tax rate of 27.0 percent to 29.5 percent and an adjusted effective tax rate of 28.0 percent to 29.0 percent.

Cash from operations for full-year 2022 is now expected to be in the range of $300 million to $360 million which reflects an anticipated increase in our working capital balances due to higher corn costs. Capital expenditures for the full year are expected to be between $290 million and $320 million.

INGREDION REPORTS SECOND QUARTER 2022 RESULTS – Page 7

Conference Call and Webcast Details

Ingredion will host a conference call on Tuesday, August 9, 2022, at 8 a.m. Central Time / 9 a.m Eastern Time, hosted by Jim Zallie, president and chief executive officer, and Jim Gray, executive vice president and chief financial officer. The call will be webcast in real time and can be accessed at https://ir.ingredionincorporated.com/events-and-presentations. The accompanying presentation will be accessible through the Company’s website, and available to download a few hours prior to the start of the call. A replay will be available for a limited time at https://ir.ingredionincorporated.com/financial-information/quarterly-results.

About the Company

Ingredion Incorporated (NYSE: INGR) headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries. With 2021 annual net sales of $6.9 billion, the Company turns grains, fruits, vegetables and other plant-based materials into value-added ingredient solutions for the food, beverage, animal nutrition, brewing and industrial markets. With Ingredion’s Idea Labs® innovation centers around the world and approximately 12,000 employees, the Company co-creates with customers and fulfills its purpose of bringing the potential of people, nature and technology together to make life better. Visit ingredion.com for more information and the latest Company news.

Forward-Looking Statements

This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company intends these forward-looking statements to be covered by the safe harbor provisions for such statements.

Forward-looking statements include, among others, any statements regarding the Company’s expectations for third quarter 2022 net sales and operating income, its expectations for full-year 2022 adjusted operating income, reported and adjusted EPS, segment operating income, reported and adjusted effective tax rates, cash flow from operations, and capital expenditures, and any other statements regarding the Company’s prospects and its future operations, financial condition, net sales, operating income, volumes, corporate costs, tax rates, capital expenditures, cash flows, expenses or other financial items, including management’s plans or strategies and objectives for any of the foregoing, and any assumptions, expectations or beliefs underlying any of the foregoing.

These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “assume,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “propels,” “opportunities,” “potential,” “provisional,” or other similar expressions or the negative thereof. All statements other than statements of historical facts in this news release or referred to in this news release are “forward-looking statements.”

These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and beyond our control. Although we believe our expectations expressed or implied in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.

INGREDION REPORTS SECOND QUARTER 2022 RESULTS – Page 8

Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various risks and uncertainties, including the impact of COVID-19 on the demand for our products and our financial results; changing consumption preferences relating to high fructose corn syrup and other products we make; the effects of global economic conditions and the general political, economic, business, and market conditions that affect customers and consumers in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products, including, particularly, economic, currency, and political conditions in South America and economic and political conditions in Europe, and the impact these factors may have on our sales volumes, the pricing of our products and our ability to collect our receivables from customers; future purchases of our products by major industries which we serve and from which we derive a significant portion of our sales, including, without limitation, the food, beverage, animal nutrition, and brewing industries; the uncertainty of acceptance of products developed through genetic modification and biotechnology; our ability to develop or acquire new products and services at rates or of qualities sufficient to gain market acceptance; increased competitive and/or customer pressure in the corn-refining industry and related industries, including with respect to the markets and prices for our primary products and our co-products, particularly corn oil; the availability of raw materials, including potato starch, tapioca, gum Arabic, and the specific varieties of corn upon which some of our products are based, and our ability to pass along potential increases in the cost of corn or other raw materials to customers; energy costs and availability, including energy issues in Pakistan; our ability to contain costs, achieve budgets, and realize expected synergies, including with respect to our ability to complete planned maintenance and investment projects on time and on budget as well as with respect to freight and shipping costs; the effects of climate change and legal, regulatory, and market measures to address climate change; our ability to successfully identify and complete acquisitions or strategic alliances on favorable terms as well as our ability to successfully integrate acquired businesses or implement and maintain strategic alliances and achieve anticipated synergies with respect to all of the foregoing; operating difficulties at our manufacturing facilities; the behavior of financial and capital markets, including with respect to foreign currency fluctuations, fluctuations in interest and exchange rates and market volatility and the associated risks of hedging against such fluctuations; effects of the conflict between Russia and Ukraine, including impacts on the availability and prices of raw materials and energy supplies and volatility in exchange and interest rates; our ability to attract, develop, motivate, and maintain good relationships with our workforce; the impact on our business of natural disasters, war, threats or acts of terrorism, the outbreak or continuation of pandemics such as COVID-19, or the occurrence of other significant events beyond our control; the impact of impairment charges on our goodwill or long-lived assets; changes in government policy, law, or regulation and costs of legal compliance, including compliance with environmental regulation; changes in our tax rates or exposure to additional income tax liability; increases in our borrowing costs that could result from increased interest rates; our ability to raise funds at reasonable rates and other factors affecting our access to sufficient funds for future growth and expansion; security breaches with respect to information technology systems, processes, and sites; volatility in the stock market and other factors that could adversely affect our stock price; risks affecting the continuation of our dividend policy; and our ability to maintain effective internal control over financial reporting.

Our forward-looking statements speak only as of the date on which they are made and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” and other information included in our Annual Report on Form 10-K for the year ended December 31, 2021, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, and our subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

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Ingredion Incorporated

Condensed Consolidated Statements of Income (Loss)

(Unaudited)

(in millions, except per share amounts)	Three Months Ended June 30,		Change %	Six Months Ended June 30,		Change %
	2022	2021		2022	2021
Net sales	$2,044	$1,762	16%	$3,936	$3,376	17%
Cost of sales	1,654	1,395		3,167	2,658
Gross profit	390	367	6%	769	718	7%
Operating expenses	179	167	7%	348	320	9%
Other operating (income)	(4)	(26)		(6)	(28)
Restructuring/impairment charges	2	4		4	374
Operating income	213	222	(4)%	423	52	713%
Financing costs	17	19		41	38
Other non-operating (income)	-	(2)		(1)	(3)
Income before income taxes	196	205	(4)%	383	17	2153%
Provision for income taxes	51	24		105	79
Net income (loss)	145	181	(20)%	278	(62)	548%
Less: Net income attributable to non-controlling interests	3	3		6	6
Net income (loss) attributable to Ingredion	$142	$178	(20)%	$272	$(68)	500%
Earnings per common share attributable to Ingredion common shareholders:
Weighted average common shares outstanding:
Basic	66.4	67.2		66.6	67.3
Diluted	67.1	67.9		67.3	67.3
Earnings (loss) per common share of Ingredion:
Basic	$2.14	$2.65	(19)%	$4.08	$(1.01)	504%
Diluted	$2.12	$2.62	(19)%	$4.04	$(1.01)	500%

Ingredion Incorporated

Condensed Consolidated Balance Sheets

(in millions, except share and per share amounts)	June 30, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$318	$328
Short-term investments	4	4
Accounts receivable – net	1,396	1,130
Inventories	1,403	1,172
Prepaid expenses	56	63
Total current assets	3,177	2,697
Property, plant and equipment – net	2,375	2,423
Intangible assets – net	1,313	1,348
Other assets	524	531
Total assets	$7,389	$6,999
Liabilities and equity
Current liabilities
Short-term borrowings	$652	$308
Accounts payable and accrued liabilities	1,193	1,204
Total current liabilities	1,845	1,512
Long-term debt	1,739	1,738
Other non-current liabilities	537	524
Total liabilities	4,121	3,774
Share-based payments subject to redemption	37	36
Redeemable non-controlling interests	70	71
Equity
Ingredion stockholders' equity:
Preferred stock – authorized 25,000,000 shares – $0.01 par value, none issued	-	-
Common stock – authorized 200,000,000 shares – $0.01 par value, 77,810,875 shares issued at June 30, 2022 and December 31, 2021	1	1
Additional paid-in capital	1,133	1,158
Less: Treasury stock (common stock; 11,972,479 and 11,154,203 shares at June 30, 2022 and December 31, 2021, respectively) at cost	(1,133)	(1,061)
Accumulated other comprehensive loss	(940)	(897)
Retained earnings	4,085	3,899
Total Ingredion stockholders' equity	3,146	3,100
Non-redeemable non-controlling interests	15	18
Total equity	3,161	3,118
Total liabilities and equity	$7,389	$6,999

Ingredion Incorporated

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Six Months Ended June 30,
(in millions)	2022	2021
Cash (used for) provided by operating activities:
Net income (loss)	$278	$(62)
Adjustments to reconcile net income (loss) to net cash (used for) provided by operating activities:
Depreciation and amortization	107	103
Mechanical stores expense	27	27
Deferred income taxes	(2)	(21)
Impairment charge for assets held for sale	-	360
Margin accounts	(5)	(20)
Changes in other trade working capital	(454)	(221)
Other	45	(37)
Cash (used for) provided by operating activities	(4)	129

Cash used for investing activities:
Capital expenditures and mechanical stores purchases	(144)	(117)
Proceeds from disposal of manufacturing facilities and properties	7	15
Payments for acquisitions, net of cash acquired	-	(40)
Other	1	(15)
Cash used for investing activities	(136)	(157)

Cash provided by (used for) financing activities:
Proceeds from borrowings, net	38	14
Commercial paper borrowings, net	308	-
Repurchases of common stock, net	(83)	(24)
Purchases of non-controlling interests	(27)	-
(Settlements) issuances of common stock for share-based compensation, net	(1)	9
Dividends paid, including to non-controlling interests	(90)	(93)
Cash provided by (used for) financing activities	145	(94)

Effect of foreign exchange rate changes on cash	(15)	(1)
Decrease in cash and cash equivalents	(10)	(123)
Cash and cash equivalents, beginning of period	328	665
Cash and cash equivalents, end of period	$318	$542

Ingredion Incorporated

Supplemental Financial Information

(Unaudited)

I.  Geographic Information of Net Sales and Operating Income

(in millions, except for percentages)	Three Months Ended June 30,			Change	Six Months Ended June 30,			Change
	2022	2021	Change	Excl. FX	2022	2021	Change	Excl. FX
Net Sales
North America	$1,284	$1,068	20%	21%	$2,458	$2,013	22%	22%
South America	290	268	8%	6%	542	541	0%	(1)%
Asia-Pacific	275	248	11%	19%	547	483	13%	20%
EMEA	195	178	10%	24%	389	339	15%	26%
Total Net Sales	$2,044	$1,762	16%	18%	$3,936	$3,376	17%	19%

Operating Income
North America	$161	$149	8%	9%	$317	$283	12%	12%
South America	39	33	18%	15%	77	73	5%	3%
Asia-Pacific	21	24	(13)%	(4)%	43	49	(12)%	(4)%
EMEA	29	32	(9)%	6%	60	63	(5)%	8%
Corporate	(35)	(30)	(17)%	(17)%	(69)	(59)	(17)%	(17)%
Sub-total	215	208	3%	7%	428	409	5%	7%
Acquisition/integration costs	-	3			(1)	2
Restructuring/impairment charges	(2)	(4)			(4)	(14)
Impairment charge for assets held for sale	-	-			-	(360)
Other matters	-	15			-	15
Total Operating Income	$213	$222	(4%)	(1)%	$423	$52	713%	735%

II.  Non-GAAP Information

To supplement the consolidated financial results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we use non-GAAP historical financial measures, which exclude certain GAAP items such as acquisition and integration costs, restructuring and impairment costs, Mexico tax (benefit), and other specified items. We generally use the term “adjusted” when referring to these non-GAAP amounts.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of our operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.

Non-GAAP financial measures are not prepared in accordance with GAAP; so our non-GAAP information is not necessarily comparable to similarly titled measures presented by other companies. A reconciliation of each non-GAAP financial measure to the most comparable GAAP measure is provided in the tables below.

Ingredion Incorporated

Reconciliation of GAAP Net Income (Loss) attributable to Ingredion and Diluted Earnings Per Share ("EPS") to

Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS

(Unaudited)

	Three Months Ended		Three Months Ended		Six Months Ended		Six Months Ended
	June 30, 2022		June 30, 2021		June 30, 2022		June 30, 2021
	(in millions)	Diluted EPS	(in millions)	Diluted EPS	(in millions)	Diluted EPS	(in millions)	Diluted EPS

Net income (loss) attributable to Ingredion	$142	$2.12	$178	$2.62	$272	$4.04	$(68)	$(1.01)

Add back:

Acquisition/integration costs, net of an insignificant amout of income taxes for the three and six months ended June 30, 2022 and net of income tax expense of $4 million for the three and six months ended June 30, 2021 (i)	-	-	1	0.02	1	0.01	2	0.02

Restructuring/impairment charges, net of income tax benefit of $1 million for the three and six months ended June 30, 2022, and net of income tax benefit of $2 million and $4 million for the three and six months ended June 30, 2021, respectively (ii)	1	0.01	2	0.03	3	0.03	10	0.15

Impairment on assets held for sale, net of $ - million of income tax benefit for the six months ended June 30, 2021 (iii)	-	-	-	-	-	-	360	5.35

Other matters, net of income tax expense of $5 million for the three and six months ended June 30, 2021 (iv)	-	-	(10)	(0.15)	-	-	(10)	(0.15)

Tax (benefit) - Mexico (v)	-	-	(4)	(0.06)	(1)	(0.01)	(1)	(0.01)

Other tax matters (vi)	(1)	(0.01)	(28)	(0.41)	(1)	(0.01)	(28)	(0.42)

Diluted share impact (vii)	-	-	-	-	-	-	-	(0.03)

Non-GAAP adjusted net income attributable to Ingredion	$142	$2.12	$139	$2.05	$274	$4.06	$265	$3.90

Net income, EPS and tax rates may not foot or recalculate due to rounding.

Notes

(i) During the six months ended June 30, 2022, we recorded $1 million of pre-tax acquisition and integration charges related to our acquisition and integration of KaTech, as well as our investment in the Argentina joint venture. During the three and six months ended June 30, 2021, we recorded a net pre-tax acquisition and integration gain of $3 million and $2 million, respectively, for our acquisition of PureCircle Limited, as well as our investment in the Argentina joint venture.

(ii) During the three and six months ended June 30, 2022, we recorded $2 million and $4 million, respectively, of remaining pre-tax restructuring-related charges for the Cost Smart program.

During the three and six months ended June 30, 2021, we recorded pre-tax restructuring-related charges of $4 million and $14 million, respectively, for our Cost Smart programs. These charges are net of a $5 million gain on the sale of Stockton, California land and building that occurred during the second quarter of 2021.

(iii) During the first quarter of 2021, we recorded a $360 million held for sale impairment charge related to entering the Argentina joint venture. The impairment charge primarily reflected a $49 million write-down of contributed net assets to the agreed upon fair value and a $311 million valuation allowance for the cumulative foreign translation losses related to the net assets to be contributed.

(iv) During the second quarter of 2021, we recorded a pre-tax benefit of $15 million to reflect a ruling the Brazilian Supreme Court issued in May 2021 that affirmed that we were entitled to certain indirect taxes.

(v) We recorded a tax benefit of $1 million for the six months ended June 30, 2022, and tax benefits of $4 million and $1 million for the three and six months ended June 30, 2021, respectively, as a result of the movement of the Mexican peso against the U.S. dollar and its impact on the remeasurement of the Company's Mexico financial statements during the periods.

(vi) This item relates to prior year tax liabilities and contingencies, the reversal of tax liabilities related to certain unremitted earnings from foreign subsidiaries and tax results of the above non-GAAP addbacks.

(vii) When GAAP net income is negative and Non-GAAP Adjusted net income is positve, adjusted diluted weighted average common shares outstanding will include any options, restricted share units, or performance share units that would be otherwise dilutive. During the first half of 2021, the incremental dilutive share impact of these instruments was 0.6 million shares of common stock equivalents.

Ingredion Incorporated

Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, pre-tax)	2022	2021	2022	2021
Operating income	$213	$222	$423	$52

Add back:

Acquisition/integration costs (i)	-	(3)	1	(2)

Restructuring/impairment charges (ii)	2	4	4	14

Impairment on assets held for sale (iii)	-	-	-	360

Other matters (iv)	-	(15)	-	(15)

Non-GAAP adjusted operating income	$215	$208	$428	$409

For notes (i) through (iv), see notes (i) through (iv) included in the Reconciliation of GAAP Net Income (Loss) attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated

Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate

(Unaudited)

	Three Months Ended June 30, 2022			Six Months Ended June 30, 2022
(in millions)	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b / a)	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b / a)
As Reported	$196	$51	26.0%	$383	$105	27.4%

Add back:

Acquisition/integration costs (i)	-	-		1	-

Restructuring/impairment charges (ii)	2	1		4	1

Tax item - Mexico (v)	-	-		-	1

Other tax matters (vi)	-	1		-	1

Adjusted Non-GAAP	$198	$53	26.8%	$388	$108	27.8%

	Three Months Ended June 30, 2021			Six Months Ended June 30, 2021
(in millions)	Income (Loss) before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b / a)	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b / a)
As Reported	$205	$24	11.7%	$17	$79	464.7%

Add back:

Acquisition/integration costs (i)	(3)	(4)		(2)	(4)

Restructuring/impairment charges (ii)	4	2		14	4

Impairment on assets held for sale (iii)	-	-		360	-

Other matters (iv)	(15)	(5)		(15)	(5)

Tax item - Mexico (v)	-	4		-	1

Other tax matters (vi)	-	28		-	28

Adjusted Non-GAAP	$191	$49	25.7%	$374	$103	27.5%

For notes (i) through (vi), see notes (i) through (vi) included in the Reconciliation of GAAP Net Income (Loss) attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)

Ingredion Incorporated

Reconciliation of Expected GAAP Diluted Earnings per Share ("GAAP EPS")

to Expected Adjusted Diluted Earnings per Share ("Adjusted EPS")

(Unaudited)

	Expected EPS Range
	for Full-Year 2022
	Low End of Guidance	High End of Guidance
GAAP EPS	$6.95	$7.35

Add:

Acquisition/integration costs (i)	0.01	0.01

Restructuring/impairment charges (ii)	0.03	0.03

Tax item - Mexico (iii)	(0.08)	0.07

Other tax matters (iv)	(0.01)	(0.01)

Adjusted EPS	$6.90	$7.45

Above is a reconciliation of our expected full-year 2022 diluted EPS to our expected full-year 2022 adjusted diluted EPS. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance. These amounts include, but are not limited to, adjustments to GAAP EPS for acquisition and integration costs, impairment and restructuring costs, and certain other items. We generally exclude these adjustments from our adjusted EPS guidance. For these reasons, we are more confident in our ability to forecast adjusted EPS than we are in our ability to forecast GAAP EPS.

These adjustments to GAAP EPS for 2022 include the following:

(i) Pre-tax acquisition and integration charges for our acquisition and integration of KaTech, as well as our investment in the Argentina joint venture.

(ii) Remaining pre-tax restructuring-related charges for the Cost Smart programs.

(iii) Tax (benefit) expense as a result of the movement of the Mexican peso against the U.S. dollar and its impact on the remeasurement of the Company's Mexico financial statements during the period.

(iv) This item relates to prior year tax liabilities and contingencies.

II. Non-GAAP Information (continued)

Ingredion Incorporated

Reconciliation of Expected U.S. GAAP Effective Tax Rate ("GAAP ETR")

to Expected Adjusted Effective Tax Rate ("Adjusted ETR")

(Unaudited)

	Expected Effective Tax Rate Range
	for Full-Year 2022
	Low End of Guidance	High End of Guidance
GAAP ETR	27.0%	29.5%

Add:

Acquisition/integration costs (i)	-%	-%

Restructuring/impairment charges (ii)	0.2%	0.2%

Tax item - Mexico (iii)	0.9%	(0.6)%

Other Tax Matters (iv)	0.2%	0.2%

Impact of adjustment on Effective Tax Rate (v)	(0.3)%	(0.3)%

Adjusted ETR	28.0%	29.0%

Above is a reconciliation of our expected full-year 2022 GAAP ETR to our expected full-year 2022 adjusted ETR. The amounts above may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance. These amounts include, but are not limited to, adjustments to GAAP ETR for acquisition and integration costs, impairment and restructuring costs, and certain other items. We generally exclude these adjustments from our adjusted ETR guidance. For these reasons, we are more confident in our ability to forecast adjusted ETR than we are in our ability to forecast GAAP ETR.

These adjustments to GAAP ETR for 2022 include the following:

(i) Tax impact on acquisition and integration charges for our acquisition and integration of KaTech, as well as our investment in the Argentina joint venture.

(ii) Tax impact on remaining restructuring-related charges for the Cost Smart programs.

(iii) Tax benefit (expense) as a result of the movement of the Mexican peso against the U.S. dollar and its impact to the remeasurement of the Company's Mexico financial statements during the periods.

(iv) This item relates to prior year tax liabilities and contingencies.

(v) Indirect impact of tax rate after items (i) and (ii).